Exhibit 4.3

Amendment No. 1

THIS AMENDMENT No. 1 (“Amendment”) to the Amended and Restated Trust Agreement of iShares Ethereum Trust dated as of May 22, 2024 (the “Trust Agreement”) among BlackRock Fund Advisors, a California corporation, as administrative trustee (the “Administrative Trustee”), iShares Delaware Trust Sponsor LLC, a Delaware limited liability company, as sponsor (the “Sponsor”), and Wilmington Trust, National Association, a national association, as Delaware trustee (the “Delaware Trustee”), is made with effect from June 20, 2024.

IT IS AGREED AS FOLLOWS:

●	Name. The name of the iShares® Ethereum Trust is hereby changed to iShares® Ethereum Trust ETF.

●	All other provisions of the Trust Agreement remain in full force and effect.

IN WITNESS whereof the parties have caused this Amendment to be executed effective the date set forth above.

BLACKROCK FUND ADVISORS, in its capacity as Administrative Trustee of the iShares® Ethereum Trust ETF

By:	/s/ Shannon Ghia
Name: Shannon Ghia
Title: Managing Director

iSHARES® DELAWARE TRUST SPONSOR LLC, in its capacity as Sponsor of the iShares® Ethereum Trust ETF

By:	/s/ Shannon Ghia
Name: Shannon Ghia
Title: Director and President